EXHIBIT 99.1

BBSI Establishes Vice Chairman Role, Appoints Current Board Member Joseph Clabby

VANCOUVER, Wash., Dec. 17, 2024 (GLOBE NEWSWIRE) – Barrett Business Services, Inc. (BBSI) (NASDAQ: BBSI), a leading provider of business management solutions and one of the largest professional employer organizations (PEO) in the U.S., is announcing the establishment of a vice chairman role on its board of directors and appointing current board member Joseph S. Clabby to the new role.

"On behalf of the board, we congratulate Joe Clabby on his appointment," said Tony Meeker, BBSI’s chairman of the board. "Consistent with our board development and succession planning process, we are pleased to name Joe to this position. During his time on our board, Joe has contributed tremendously to BBSI’s continued growth and success through his thoughtfulness, business acumen and leadership."

On the appointment, Clabby commented: “It is a privilege to assume this vice chairman role. I look forward to continuing to work closely with my fellow directors and the management team on positioning the business for enhanced value creation.”

Clabby joined BBSI as director in September 2022. He spent over twenty years with ACE Limited and then Chubb (NYSE: CB) following its merger with ACE in a number of senior executive positions, including board roles at several affiliated companies. Prior to ACE and Chubb, he held underwriting, broker and executive roles with leading insurance and reinsurance organizations including Alexander & Alexander, Willis Group and Swiss Re.

About BBSI

BBSI (NASDAQ: BBSI) is a leading provider of business management solutions, combining human resource outsourcing and professional management consulting to create a unique operational platform that differentiates it from competitors. The Company’s integrated platform is built upon expertise in payroll processing, employee benefits, workers’ compensation coverage, risk management and workplace safety programs, and human resource administration. BBSI’s partnerships help businesses of all sizes improve the efficiency of their operations. The company works with more than 8,000 clients across all lines of business and is licensed to operate in all 50 states. For more information, please visit www.bbsi.com.

Investor Relations

Gateway Group, Inc.

Cody Slach

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BBSI@gateway-grp.com